U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2018

GRAND PERFECTA, INC.

(Exact name of registrant as specified in its charter)

000-55423

(Commission File No.)

Nevada (State or other jurisdiction of incorporation or organization)	46-1779352 (IRS Employer Identification No.)

Koyo Building, 2F, 2-36-10 Minamisuna
Koto-ku, Tokyo 136-0076 Japan

(Address of principal executive offices)

+81-3-5632-7251

(Registrant’s telephone number)

Not applicable

(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company ☒

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2018, Grand Perfecta, Inc. (the “Company”) completed a disposition of a substantial portion of its assets and operations through two transactions:

(1)       A transfer of 100% of the common stock of Sports Perfecta, Inc., a California corporation and subsidiary of the Company (“SPI”), and a receivable representing a sum owing to the Company by SPI in the amount of JPY 185,540,908 to Neo Sports Ltd., a Japanese company (“Neo Sports”), in exchange for (a) 23,600,000 shares of Company common stock, (b) 100,000 shares of Company Series A Convertible Preferred Stock, and (c) an outstanding contract option right to purchase 3,000,000 shares of the common stock of Company at a price of $1.00 per share (the “SPI Transaction”); and

(2)       A sale of 100% of the capital stock of Link Bit Consulting Co, Ltd., a Japanese company and subsidiary of the Company (“LBC”), to IS Digital Ltd., a Cayman Islands company (“ISD”) for $420,000 in cash, and a sale to ISD of a receivable representing a sum owing to the Company by LBC in the amount of JPY 8,089,625 for $80,000 in cash (the “LBC Transaction”).

After the foregoing transactions, the Company continues to own as subsidiaries WRN Co. Ltd., a Japanese company (“WRN”), and Umajin Hong Kong Ltd., a Hong Kong company (“UHK”). WRN is engaged in the business of publishing global horse racing information including upcoming races, race results, and detailed profiles of foreign jockeys who race in Japan at http://www.worldracenews.com. UHK delivered information on horse racing and soccer to its users until the end of June 2017, when it discontinued its service.

SPI Transaction

Neo Sports was formed for the purpose of acquiring SPI and to pursue other business opportunities. Shortly before the SPI Transaction, two unrelated third parties founded and contributed cash to Neo Sports in exchange for capital stock of Neo Sports. Also, shortly before the SPI Transaction, on June 25, 2018, Shuya Watanabe and Takashi Ozawa, both officers, directors, and principal stockholders of the Company, and Kazuaki Goto, a principal stockholder of the Company, acquired capital stock of Neo Sports by transferring to Neo Sports the following property:

(1)       From Shuya Watanabe 14,000,000 shares of Company common stock and 100,000 shares of Company Series A Convertible Preferred Stock,

(2)       From Takashi Ozawa 6,600,000 shares of Company common stock; and

(3)       From Kazuaki Goto 3,000,000 shares of Company common stock and a contract option right held by Mr. Goto to purchase 3,000,000 shares of the common stock of the Company at a price of $1.00 per share.

After the foregoing transactions, Messrs. Watanabe, Ozawa, and Goto hold, in the aggregate, 7.3% of the capital stock of Neo Sports, and the unrelated third party cash investors hold 92.7% of Neo Sports.

All of the Company securities acquired by Neo Sports were immediately transferred to the Company in exchange for 100% of the capital stock of SPI, which was owned by the Company, and a receivable representing a sum owing to the Company by SPI in the amount of JPY 185,540,908. The SPI Transaction was closed on June 26, 2018.

As a result of the transaction Shuya Watanabe, Takashi Ozawa, and Kazuaki Goto ceased to be holders of any securities in the Company and ceased to be controlling stockholders of the Company. The beneficial ownership and voting power of these persons with respect to the Company’s common stock prior to the transaction was approximately 77% of the total voting power, and after the SPI Transaction was -0-.

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LBC Transaction

ISD was formed by an unrelated third party for the purpose of acquiring LBC. On June 27, 2018, the Company sold 100% of the capital stock of LBC to ISD for $420,000 in cash, and sold to ISD of a receivable representing a sum owing to the Company by LBC in the amount of JPY 8,089,625 for $80,000 in cash.

Change in Management

On June 28, 2018, Steve Ketter was elected a director of the Company to fill a vacancy on the board of directors. Following his election as a director, he has been elected the Chairman of the Board, Chief Executive Officer, and Chief Financial Officer of the Company effective at 5:00 p.m., PDT on June 28, 2018, to replace Shuya Watanabe, the then serving Chairman of the Board and Chief Executive Officer, and Masashi Takegaki, the then serving Chief Financial Officer. Shuya Watanabe has been elected to the positions of managing director of WRN and UHK.

Following the foregoing changes, Akira Tanabe, Takashi Ozawa, Masashi Takegaki, Motonori Okai, and Hideaki Takahashi resigned as directors effective June 28, 2018, at 5:00 p.m., PDT, leaving Steve Ketter and Shuya Watanabe as the two directors serving on the board.

Steve Ketter, age 50, has been self-employed for the past five years as an advisor on business development, operations management, and strategic forecasting. Mr. Ketter has not been a party to any transactions with the Company or its officers or directors during the past year. No plan, contract, or arrangement has been formed for compensating Mr. Ketter for his services. The Company does not have established committees of the board of directors, so no committee assignment is applicable.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grand Perfecta, Inc.

Date: June 28, 2018	By: /s/ Shuya Watanabe
Shuya Watanabe, Chief Executive Officer

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